Exhibit 99.1

SharkNinja Reports Second Quarter 2026 Results

Raises Fiscal Year 2026 Outlook Across Key Metrics on Strong Operational Performance

NEEDHAM, Massachusetts, August 5, 2026 – SharkNinja, Inc. (“SharkNinja” or the “Company”) (NYSE: SN), a global product design and technology company, today announced its financial results for the second quarter ended June 30, 2026.

Highlights for the Second Quarter 2026 as compared to the Second Quarter 2025

•Net sales increased 22.2% to $1,765.5 million.
•Gross margin and Adjusted Gross Margin decreased 30 and 70 basis points, respectively.
•Net income decreased 7.0% to $129.8 million. Adjusted Net Income increased 29.3% to $178.2 million.
•Adjusted EBITDA increased 18.6% to $264.9 million, or 15.0% of net sales.

Mark Barrocas, Chief Executive Officer, commented: “Q2 was a standout performance for SharkNinja, with net sales growth accelerating to 22.2%, our fastest pace since 2024, powered by broad-based strength across our categories, geographies, and channels. This quarter was a clear demonstration of the size and durability of our core business, an area we believe is often underestimated. Our largest, most established franchises like Cleaning and Blending continue to grow through diversification and relentless innovation, and our International business delivered 36.6% growth, accelerating yet again with strong results across the UK, Europe, and Latin America.

That strength carried through to our bottom line, with Adjusted EBITDA up 18.6% and Adjusted Net Income Per Share up 29.9% year-over-year. Our steadfast commitment to solving consumer problems is resonating across the globe, and we believe the number of problems left to address is endless. We head into the second half of the year with real momentum and increasing confidence in our ability to deliver strong, profitable growth over the long term.”

Three Months Ended June 30, 2026

Net sales increased 22.2% to $1,765.5 million, compared to $1,444.9 million during the same period last year, or 21.6% on a constant currency basis. The increase in net sales resulted from growth in Cooking and Beverage Appliances, Beauty and Home Environment Appliances, Food Preparation Appliances and Cleaning Appliances.

•Cleaning Appliances net sales increased by $20.6 million, or 4.1%, to $522.0 million, compared to $501.5 million in the prior year quarter, driven by the carpet extractor and cordless vacuums sub-categories.

•Cooking and Beverage Appliances net sales increased by $133.3 million, or 36.5%, to $499.0 million, compared to $365.7 million in the prior year quarter, driven by sales of our Ninja Luxe Café espresso machine and the strength of the Ninja Crispi.

•Food Preparation Appliances net sales increased by $53.8 million, or 13.3%, to $458.6 million, compared to $404.8 million in the prior year quarter, driven by strong growth in our blending sub-category.

•Beauty and Home Environment Appliances net sales increased by $112.9 million, or 65.3%, to $285.8 million, compared to $172.9 million in the prior year quarter, driven by continued strength of our skincare and fan product portfolios.

Geographically, Domestic net sales increased by $153.4 million, or 15.5%, for the three months ended June 30, 2026, compared to the three months ended June 30, 2025. This increase was driven by growth within existing categories and the success of new product categories. International net sales increased by $167.2 million, or 36.6%, for the three months ended June 30, 2026, compared to the three months ended June 30, 2025. This increase was driven by continued success within core categories into new international markets and consistent growth in our key international countries.

Gross profit increased 21.5% to $860.3 million, or 48.7% of net sales, compared to $708.2 million, or 49.0% of net sales, in the prior year quarter. Adjusted Gross Profit increased 20.4% to $860.3 million, or 48.7% of net sales, compared to $714.4 million, or 49.4% of net sales, in the prior year quarter. The decrease in gross margin and Adjusted Gross Margin of 30 and 70 basis points, respectively, was primarily driven by the cost pressures related to tariffs in the U.S. market, unfavorable foreign currency, and increased retailer activations, partially offset by cost optimization efforts, favorable shifts in our categories and channels, and a decline in the amounts owed under a contractual sourcing service fee paid to JS Global for supply chain services, which ended July 31, 2025.

Research and development expenses increased 22.3% to $109.3 million, or 6.2% of net sales, compared to $89.4 million, or 6.2% of net sales, in the prior year quarter. This increase was primarily driven by an increase of $13.2 million in personnel-related expenses reflecting increased headcount to support new product categories and new market expansion, and an increase of $3.5 million in prototypes and testing costs.

Sales and marketing expenses increased 23.4% to $441.5 million, or 25.0% of net sales, compared to $357.7 million, or 24.8% of net sales, in the prior year quarter. This increase was primarily attributable to increases of $26.2 million in delivery and distribution costs, driven by higher volumes, changes in product mix and higher fuel costs, $20.7 million in advertising-related expenses, $19.9 million in personnel-related expenses to support new product launches and expansion into new markets, $8.8 million in credit card processing and merchant fees, and $2.6 million in product sample costs to support marketing and social commerce initiatives.

General and administrative expenses increased 40.8% to $130.1 million, or 7.4% of net sales, compared to $92.4 million, or 6.4% of net sales, in the prior year quarter. This increase was driven by an increase of $30.3 million in personnel-related expenses, primarily due to a $22.6 million increase in share-based compensation, as well as an increase of $5.1 million in professional and consulting fees.

Operating income increased 6.4% to $179.4 million, or 10.1% of net sales, compared to $168.6 million, or 11.6% of net sales, during the prior year quarter. Adjusted Operating Income increased 19.6% to $231.5 million, or 13.1% of net sales, compared to $193.5 million, or 13.4% of net sales, in the prior year quarter.

Net income decreased 7.0% to $129.8 million, or 7.4% of net sales, compared to $139.6 million, or 9.7% of net sales, in the prior year quarter. Net income per diluted share decreased 6.1% to $0.92, compared to $0.98 in the prior year quarter.

Adjusted Net Income increased 29.3% to $178.2 million, or 10.1% of net sales, compared to $137.8 million, or 9.5% of net sales, in the prior year quarter. Adjusted Net Income per diluted share increased 29.9% to $1.26, compared to $0.97 in the prior year quarter.

Adjusted EBITDA increased 18.6% to $264.9 million, or 15.0% of net sales, compared to $223.4 million, or 15.5% of net sales, in the prior year quarter.

Balance Sheet and Cash Flow Highlights

As of June 30, 2026, the Company had cash and cash equivalents of $779.8 million and available capacity under its revolving credit facility of $489.8 million. Total debt, excluding unamortized deferred financing costs, was $718.9 million.

Inventories as of June 30, 2026 increased 14.1% to $1,143.6 million, compared to $1,002.2 million as of December 31, 2025.

During the three and six months ended June 30, 2026, the Company repurchased 815,233 and 1,008,368 ordinary shares, respectively, under its $750.0 million share repurchase program authorized by the Board of Directors on February 11, 2026 (the “Repurchase Program”) at an aggregate cost of $99.7 million and $119.7 million, respectively, at an average price of $122.29 and $118.71 per share, respectively.

Fiscal 2026 Outlook

For fiscal year 2026, SharkNinja expects:

•Net sales to increase 16.0% to 17.0% compared to the prior year (above the prior expectation of 11.5% to 12.5%).

•Adjusted Net Income per diluted share between $6.45 and $6.55, reflecting a 22.2% to 24.1% increase compared to the prior year (above the prior expectation of between $6.00 and $6.10, reflecting a 13.6% to 15.5% increase).

▪Of the $0.45 increase, approximately $0.15 is associated with the expected net tariff refund benefit.

•Adjusted EBITDA between $1,357 million and $1,369 million, reflecting a 19.5% to 20.5% increase compared to the prior year (above the prior expectation of between $1,290 million and $1,300 million, reflecting a 13.5% to 14.5% increase).

▪Of the $67 million to $69 million increase, approximately $30 million is associated with the expected net tariff refund benefit.

•A GAAP effective tax rate of approximately 22.0% to 23.0%.

•Diluted weighted average shares outstanding of approximately 142.5 million.

•Capital expenditures in the range of $190 million to $210 million primarily to support investments in new product launches and technology.

The Company’s updated outlook reflects stronger underlying operating performance complemented by the expected net benefit from tariff refunds. In Q3 2026, SharkNinja submitted refund claims of approximately $247.1 million through the U.S. Customs and Border Protection (“CBP”) refund process, and the CBP accepted those claims. As a result, the Company expects to recognize a benefit of approximately $247.1 million as a reduction of cost of sales, with a corresponding receivable, in the third quarter of 2026. The underlying duties subject to refund are expected to be split approximately evenly between amounts previously expensed in fiscal 2025 and in the first half of 2026. We have treated the refunds consistently with the period in which the underlying tariff costs were recognized. Refunds associated with tariffs expensed in 2025 will benefit our GAAP results and cash flow, but will be excluded from Adjusted Net Income, Adjusted EBITDA, and Adjusted Net Income per diluted share in our Fiscal 2026 Outlook. Refunds associated with tariffs incurred in 2026 will be reflected in these same Adjusted metrics as part of our revised full year outlook, consistent with the treatment of the original expense, and inclusive of the Company’s current intention to reinvest back into the business to support long-term growth. Areas of reinvestment may include retail activation, media, technology and AI capabilities, and mitigation of ongoing updated tariff and input-cost pressures. The Company’s updated outlook also reflects current tariff levels, including minimum rates of 10% for Indonesia, Malaysia, and Cambodia, and 12.5% for China, Vietnam, and Thailand, assumed to persist for the remainder of 2026.

 Conference Call Details

A conference call to discuss the second quarter 2026 financial results is scheduled for today, August 5, 2026, at 8:30 a.m. Eastern Time. A live audio webcast of the conference call will be available online at ir.sharkninja.com. Investors and analysts interested in participating in the live call are invited to dial 1-833-461-5787 or 1-585-542-9983 and enter confirmation code 253944025. The webcast will be archived and available for replay.

About SharkNinja

SharkNinja is a global product design and technology company, with a diversified portfolio of 5-star rated lifestyle solutions that positively impact people’s lives in homes around the world. Powered by two trusted, global brands, Shark and Ninja, the company has a proven track record of bringing disruptive innovation to market and developing one consumer product after another has allowed SharkNinja to enter multiple product categories, driving significant growth and market share gains. Headquartered in Needham, Massachusetts with more than 4,100 associates, the company’s products are sold at key retailers, online and offline, and through distributors around the world. For more information, please visit sharkninja.com and follow @SharkNinja.

Forward-looking statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our future business, financial condition, results of operations and prospects and fiscal 2026 outlook. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not statements of historical fact, and are based on current expectations, estimates and projections about our industry as well as certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, which you should consider and read carefully, including but not limited to risks related to: our ability to maintain and strengthen our brands to generate and maintain ongoing demand for our products; our ability to commercialize a continuing stream of new products and line extensions; our ability to manage our future growth effectively; the level of consumer spending on our products; our ability to penetrate and expand into new markets; our ability to maintain product safety, quality and performance; highly competitive markets; our reliance on suppliers; our ability to timely and effectively obtain shipments of products from our suppliers and deliver products to our retailers, consumers and distributors; our ability to maintain existing consumers and attract new consumers; our ability to expand our DTC sales channel; our significant international operations; our ability to accurately forecast demand and manage product inventory; inflation, changes in the cost or availability of raw materials, energy, transportation and other necessary supplies and services; our reliance on our retailers and distributors; use of social media and influencers; financial difficulties; operational risks; our products being counterfeited or imitated in the market; payment-related risks; the failure of any bank in which we deposit our funds; seasonal and quarterly variations; conflicts with our retailers; our ability to generate anticipated cost savings, successfully implement our strategies or efficiently manage our supply chain and manufacturing processes; potential acquisitions of or investments in other companies; our ability to meet demand and store inventory; our dependence on highly skilled personnel; intellectual property, information technology and data privacy; our legal, tax, and regulatory environment, including significant changes to U.S. trade policies that restrict imports or increase import tariffs; our indebtedness; changes in credit markets and decisions made by credit providers; currency exchange rate fluctuations; our dependence on cash generated from our operations to support our growth; future financing activities; our critical accounting policies; our goodwill, other intangible assets or fixed assets; divestitures and product category exits; our status as a holding company; the separation and distribution from JS Global; the active trading market for our ordinary shares; substantial shares of our ordinary shares; our limited history as a stand-alone public company; the requirements of being a public company; our internal control over financial reporting; our transition to a U.S. domestic reporting company; our significant shareholder Mr. Wang; the limited experience of our management team in managing a U.S. public company; risks related to our Memorandum and Articles of
Association; risks under the laws of the Cayman Islands; claims for indemnification; and dividends on our ordinary shares.

This list of factors should not be construed as exhaustive and should be read in conjunction with those described in our Annual Report on Form 10-K filed with the SEC under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings we make with the SEC. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release, and our future levels of activity and performance, may not occur and actual results could differ materially and adversely from those described or implied in the forward-looking statements. As a result, you should not regard any of these forward-looking statements as a representation or warranty by us or any other person or place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. In addition, statements that contain “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this press release. While we believe that this information provides a reasonable basis for these statements, this information may be limited or incomplete. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. We qualify all of our forward-looking statements by the cautionary statements contained in this press release.

Contacts
Investor Relations:
James Lamb, CFA
SVP, Investor Relations & Treasury
IR@sharkninja.com

Anna Kate Heller
ICR
SharkNinja@icrinc.com

Media Relations:
Jason Schlossberg
SVP, Chief Communications Officer
PR@sharkninja.com

SHARKNINJA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)
	As of
	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$779,832	$777,289
Accounts receivable, net	1,582,067	1,667,143
Inventories	1,143,597	1,002,205
Prepaid expenses and other current assets	257,388	164,628
Total current assets	3,762,884	3,611,265
Property and equipment, net	251,255	232,226
Operating lease right-of-use assets	193,213	142,487
Intangible assets, net	446,891	451,137
Goodwill	834,781	834,781
Deferred tax assets	33,905	10,706
Other assets, noncurrent	69,227	66,832
Total assets	$5,592,156	$5,349,434
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$760,812	$679,534
Accrued expenses and other current liabilities	979,219	1,016,645
Tax payable	29,876	38,092
Debt, current	39,344	39,344
Total current liabilities	1,809,251	1,773,615
Debt, noncurrent	677,123	696,795
Operating lease liabilities, noncurrent	196,549	140,981
Deferred tax liabilities	13,153	16,252
Other liabilities, noncurrent	52,709	45,580
Total liabilities	2,748,785	2,673,223
Shareholders’ equity:
Ordinary shares, $0.0001 par value per share, 1,000,000,000 shares authorized; 141,925,758 shares issued and 140,917,390 shares outstanding as of June 30, 2026; 141,158,026 shares issued and outstanding as of December 31, 2025	14	14
Additional paid-in capital	1,082,451	1,045,504
Treasury shares, at cost; 1,008,368 shares and 0 shares as of June 30, 2026 and December 31, 2025, respectively	(119,705)	—
Retained earnings	1,861,676	1,610,398
Accumulated other comprehensive income (loss)	18,935	20,295
Total shareholders’ equity	2,843,371	2,676,211
Total liabilities and shareholders’ equity	$5,592,156	$5,349,434

SHARKNINJA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales(1)(2)	$1,765,476	$1,444,876	$3,178,282	$2,667,514
Cost of sales	905,139	736,709	1,622,977	1,356,121
Gross profit	860,337	708,167	1,555,305	1,311,393
Operating expenses:
Research and development	109,334	89,409	208,217	177,012
Sales and marketing	441,510	357,720	756,848	633,457
General and administrative	130,113	92,391	246,335	187,331
Total operating expenses	680,957	539,520	1,211,400	997,800
Operating income	179,380	168,647	343,905	313,593
Interest expense, net	(7,890)	(13,765)	(14,497)	(26,394)
Other (expense) income, net	(7,797)	26,003	(18,133)	39,219
Income before income taxes	163,693	180,885	311,275	326,418
Provision for income taxes	33,877	41,287	59,997	68,985
Net income	$129,816	$139,598	$251,278	$257,433
Net income per share, basic	$0.92	$0.99	$1.78	$1.83
Net income per share, diluted	$0.92	$0.98	$1.77	$1.81
Weighted-average number of shares used in computing net income per share, basic	141,384,805	141,044,315	141,390,616	140,834,338
Weighted-average number of shares used in computing net income per share, diluted	141,507,017	141,871,399	142,056,803	142,031,280

(1) Net sales in our product categories were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2026	2025	2026	2025
Cleaning Appliances	$522,046	$501,479	$1,038,596	$942,903
Cooking and Beverage Appliances	499,033	365,718	913,623	711,655
Food Preparation Appliances	458,614	404,787	746,145	702,179
Beauty and Home Environment Appliances	285,783	172,892	479,918	310,777
Total net sales	$1,765,476	$1,444,876	$3,178,282	$2,667,514

(2) Net sales by region, based on the billing address of customers, were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2026	2025	2026	2025
Domestic(a)	$1,141,897	$988,453	$2,057,888	$1,833,541
International(b)	623,579	456,423	1,120,394	833,973
Total net sales	$1,765,476	$1,444,876	$3,178,282	$2,667,514

(a) Domestic consists of net sales in the United States and Canada. Net sales from the United States represented 61.5% and 63.7% of total net sales for the three months ended June 30, 2026 and 2025, respectively; and 61.2% and 63.6% of total net sales for the six months ended June 30, 2026 and 2025, respectively.
(b) International consists of net sales in markets outside the United States and Canada. Net sales from the United Kingdom represented 14.5% and 14.9% of total net sales for the three months ended June 30, 2026 and 2025, respectively; and 14.9% and 15.0% of total net sales for the six months ended June 30, 2026 and 2025, respectively.

SHARKNINJA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$251,278	$257,433
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	78,439	67,017
Share-based compensation	77,523	22,478
Provision for credit losses	572	3,382
Provision for excess and obsolete inventory	(5,213)	7,364
Non-cash lease expense	11,055	9,918
Deferred income taxes, net	(26,298)	(21,324)
Other	2,804	2,074
Changes in operating assets and liabilities:
Accounts receivable	73,700	(8,837)
Inventories	(141,343)	(124,722)
Prepaid expenses and other assets	(92,760)	(111,098)
Accounts payable	88,564	(61,222)
Tax payable	(8,216)	(6,556)
Operating lease liabilities	(10,792)	(5,300)
Accrued expenses and other liabilities	(23,814)	(94,545)
Net cash provided by (used in) operating activities	275,499	(63,938)
Cash flows from investing activities:
Purchase of property and equipment	(83,056)	(60,093)
Purchase of intangible asset	(8,266)	(3,007)
Capitalized internal-use software development	—	(1,315)
Net cash used in investing activities	(91,322)	(64,415)
Cash flows from financing activities:
Repayment of debt	(20,250)	(20,250)
Payment of employee tax withholdings on vesting of equity awards	(48,675)	(49,237)
Proceeds from shares issued under employee share purchase plan	8,099	7,425
Repurchase of ordinary shares	(119,176)	—
Net cash used in financing activities	(180,002)	(62,062)
Effect of exchange rates changes on cash	(1,632)	14,975
Net increase (decrease) in cash and cash equivalents	2,543	(175,440)
Cash and cash equivalents at beginning of period	777,289	363,669
Cash and cash equivalents at end of period	$779,832	$188,229

Non-GAAP Financial Measures

In addition to the measures presented in our condensed consolidated financial statements, we regularly review other financial measures, defined as non-GAAP financial measures by the SEC, to evaluate our business, measure our performance, identify trends, prepare financial forecasts, and make strategic decisions.

The key non-GAAP financial measures we consider are Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Expenses, Adjusted Research and Development Expenses, Adjusted Sales and Marketing Expenses, Adjusted General and Administrative Expenses, Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income Per Share, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Effective Tax Rate. These non-GAAP financial measures are used by both management and our Board, together with comparable GAAP information, in evaluating our current performance and planning our future business activities. These non-GAAP financial measures provide supplemental information regarding our operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or which occur relatively infrequently and/or which management considers to be unrelated to our core operations, as well as the cost of sales from (i) inventory markups that are being eliminated as a result of the transition of certain product procurement functions from a subsidiary of JS Global to SharkNinja concurrently with the separation and (ii) costs related to the transitional Sourcing Services Agreement with JS Global that was entered into in connection with the separation (collectively, the “Product Procurement Adjustment”). Management believes that tracking and presenting these non-GAAP financial measures provides management and the investment community with valuable insight into our ongoing core operations, our ability to generate cash and the underlying business trends that are affecting our performance. We believe that these non-GAAP measures, when used in conjunction with our GAAP financial information, also allow investors to better evaluate our financial performance in comparison to other periods and to other companies in our industry and to better understand and interpret the results of the ongoing business following the separation and distribution. These non-GAAP financial measures should not be viewed as a substitute for our financial results calculated in accordance with GAAP and you are cautioned that other companies may define these non-GAAP financial measures differently.

SharkNinja does not provide a reconciliation of forward-looking Adjusted Net Income and Adjusted EBITDA to GAAP net income because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliations, including, in particular, the realized and unrealized foreign currency gains or losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide forward-looking GAAP net income at this time. The amount of these deductions and additions may be material, and, therefore, could result in forward-looking GAAP net income being materially different or less than forward-looking Adjusted Net Income and Adjusted EBITDA. See “Forward-looking statements” above.

We define Adjusted Gross Profit as gross profit as adjusted to exclude (i) certain items that we do not consider indicative of our ongoing operating performance following the separation, including the cost of sales from the Product Procurement Adjustment and (ii) the impact of a voluntary product recall. We define Adjusted Gross Margin as Adjusted Gross Profit divided by net sales. We believe that Adjusted Gross Profit and Adjusted Gross Margin are appropriate measures of our operating performance because each eliminates certain other adjustments that do not relate to the ongoing performance of our business.

The following table reconciles Adjusted Gross Profit and Adjusted Gross Margin to the most comparable GAAP measure, gross profit and gross margin, respectively, for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except %)	2026	2025	2026	2025
Net sales	$1,765,476	$1,444,876	$3,178,282	$2,667,514
Cost of sales	(905,139)	(736,709)	(1,622,977)	(1,356,121)
Gross profit	860,337	708,167	1,555,305	1,311,393
Gross margin	48.7%	49.0%	48.9%	49.2%
Product Procurement Adjustment(1)	—	5,279	—	11,820
Product recall(2)	—	929	579	4,532
Adjusted Gross Profit	$860,337	$714,375	$1,555,884	$1,327,745
Adjusted Gross Margin	48.7%	49.4%	49.0%	49.8%

(1)Represents cost of sales incurred related to the Product Procurement Adjustment. As a result of the separation, we purchase 100% of our inventory from one of our subsidiaries, SharkNinja (Hong Kong) Company Limited (“SNHK”), and no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased subsequent to the separation is completely eliminated in consolidation. In connection with the separation, we paid JS Global a sourcing service fee to provide value-added sourcing services on a transitional basis under a Sourcing Services Agreement, which ended on July 31, 2025.

(2)Adjusted for gross profit impact from a voluntary product recall that was recognized during the six months ended June 30, 2026 and the three and six months ended June 30, 2025.

We define Adjusted Operating Expenses as operating expenses excluding (i) share-based compensation, (ii) certain litigation costs, (iii) amortization of certain acquired intangible assets, (iv) certain items that we do not consider indicative of our ongoing operating performance following the separation, including cost of sales from our Product Procurement Adjustment, and (v) the impact of a voluntary product recall.

The following table reconciles Adjusted Operating Expenses to the most comparable GAAP measure, operating expenses, for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2026	2025	2026	2025
Operating expenses	$680,957	$539,520	$1,211,400	$997,800
Share-based compensation(1)	(47,214)	(10,928)	(77,523)	(22,478)
Litigation costs(2)	—	—	—	(827)
Amortization of acquired intangible assets(3)	(4,897)	(4,897)	(9,794)	(9,794)
Product recall(4)	—	(2,865)	(543)	(3,549)
Adjusted Operating Expenses	$628,846	$520,830	$1,123,540	$961,152

(1)Represents non-cash expense related to awards issued from the SharkNinja equity incentive plan.

(2)Represents litigation costs incurred and related settlements for certain patent infringement claims, false advertising claims, and any related settlement costs and recoveries, which were recorded in general and administrative expenses.

(3)Represents amortization of acquired intangible assets that we do not consider normal recurring operating expenses, as the intangible assets relate to JS Global’s acquisition of our business. We exclude amortization charges for these acquisition-related intangible assets for purposes of calculating Adjusted Operating Expenses, although revenue is generated, in part, by these intangible assets, to eliminate the impact of these non-cash charges that are significantly impacted by the timing and valuation of JS Global’s acquisition of our business, as well as the inherent subjective nature of purchase price allocations.

(4)Adjusted for operating expenses impact from a voluntary product recall that was recognized during the six months ended June 30, 2026 and the three and six months ended June 30, 2025.

We define Adjusted Research and Development Expenses as research and development expenses excluding (i) share-based compensation and (ii) amortization of certain acquired intangible assets.

The following table reconciles Adjusted Research and Development Expenses to the most comparable GAAP measure, research and development expenses, for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2026	2025	2026	2025
Research and development	$109,334	$89,409	$208,217	$177,012
Share-based compensation(1)	(7,590)	(1,867)	(11,956)	(4,776)
Amortization of acquired intangible assets(2)	(922)	(922)	(1,845)	(1,845)
Adjusted Research and Development Expenses	$100,822	$86,620	$194,416	$170,391

(1)Represents non-cash expense related to awards issued from the SharkNinja equity incentive plan.

(2)Represents amortization of acquired intangible assets that we do not consider normal recurring operating expenses, as the intangible assets relate to JS Global’s acquisition of our business. We exclude amortization charges for these acquisition-related intangible assets for purposes of calculating Adjusted Research and Development Expenses, although revenue is generated, in part, by these intangible assets, to eliminate the impact of these non-cash charges that are significantly impacted by the timing and valuation of JS Global’s acquisition of our business, as well as the inherent subjective nature of purchase price allocations.

We define Adjusted Sales and Marketing Expenses as sales and marketing expenses excluding (i) share-based compensation, (ii) amortization of certain acquired intangible assets and (iii) the impact of a voluntary product recall.

The following table reconciles Adjusted Sales and Marketing Expenses to the most comparable GAAP measure, sales and marketing expenses, for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2026	2025	2026	2025
Sales and marketing	$441,510	$357,720	$756,848	$633,457
Share-based compensation(1)	(12,597)	(4,634)	(19,268)	(7,172)
Amortization of acquired intangible assets(2)	(3,975)	(3,975)	(7,949)	(7,949)
Product recall(3)	—	(1,678)	(482)	(1,678)
Adjusted Sales and Marketing Expenses	$424,938	$347,433	$729,149	$616,658

(1)Represents non-cash expense related to awards issued from the SharkNinja equity incentive plan.

(2)Represents amortization of acquired intangible assets that we do not consider normal recurring operating expenses, as the intangible assets relate to JS Global’s acquisition of our business. We exclude amortization charges for these acquisition-related intangible assets for purposes of calculating Adjusted Sales and Marketing Expenses, although revenue is generated, in part, by these intangible assets, to eliminate the impact of these non-cash charges that are significantly impacted by the timing and valuation of JS Global’s acquisition of our business, as well as the inherent subjective nature of purchase price allocations.

(3)Adjusted for sales and marketing expenses impact from a voluntary product recall that was recognized during the six months ended June 30, 2026 and the three and six months ended June 30, 2025.

We define Adjusted General and Administrative Expenses as general and administrative expenses excluding (i) share-based compensation, (ii) certain litigation costs and (iii) the impact of a voluntary product recall.

The following table reconciles Adjusted General and Administrative Expenses to the most comparable GAAP measure, general and administrative expenses, for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2026	2025	2026	2025
General and administrative	$130,113	$92,391	$246,335	$187,331
Share-based compensation(1)	(27,027)	(4,427)	(46,299)	(10,530)
Litigation costs(2)	—	—	—	(827)
Product recall(3)	—	(1,187)	(61)	(1,871)
Adjusted General and Administrative Expenses	$103,086	$86,777	$199,975	$174,103

(1)Represents non-cash expense related to awards issued from the SharkNinja equity incentive plan.

(2)Represents litigation costs incurred and related settlements for certain patent infringement claims, false advertising claims, and any related settlement costs and recoveries, which were recorded in general and administrative expenses.

(3)Adjusted for general and administrative expenses impact from a voluntary product recall that was recognized during the six months ended June 30, 2026 and the three and six months ended June 30, 2025.

We define Adjusted Operating Income as operating income excluding (i) share-based compensation, (ii) certain litigation costs, (iii) amortization of certain acquired intangible assets, (iv) certain items that we do not consider indicative of our ongoing operating performance following the separation, including cost of sales from our Product Procurement Adjustment, and (v) the impact of a voluntary product recall.

The following table reconciles Adjusted Operating Income to the most comparable GAAP measure, operating income, for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2026	2025	2026	2025
Operating income	$179,380	$168,647	$343,905	$313,593
Share-based compensation(1)	47,214	10,928	77,523	22,478
Litigation costs(2)	—	—	—	827
Amortization of acquired intangible assets(3)	4,897	4,897	9,794	9,794
Product Procurement Adjustment(4)	—	5,279	—	11,820
Product recall(5)	—	3,794	1,122	8,081
Adjusted Operating Income	$231,491	$193,545	$432,344	$366,593

(1)Represents non-cash expense related to awards issued from the SharkNinja equity incentive plan.

(2)Represents litigation costs incurred and related settlements for certain patent infringement claims, false advertising claims, and any related settlement costs and recoveries, which were recorded in general and administrative expenses.

(3)Represents amortization of acquired intangible assets that we do not consider normal recurring operating expenses, as the intangible assets relate to JS Global’s acquisition of our business. We exclude amortization charges for these acquisition-related intangible assets for purposes of calculating Adjusted Operating Income, although revenue is generated, in part, by these intangible assets, to eliminate the impact of these non-cash charges that are significantly impacted by the timing and valuation of JS Global’s acquisition of our business, as well as the inherent subjective nature of purchase price allocations.

(4)Represents cost of sales incurred related to the Product Procurement Adjustment. As a result of the separation, we purchase 100% of our inventory from one of our subsidiaries, SNHK, and no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased subsequent to the separation is completely eliminated in consolidation. In connection with the separation, we paid JS Global a sourcing service fee to provide value-added sourcing services on a transitional basis under a Sourcing Services Agreement, which ended on July 31, 2025.

(5)Adjusted for operating income impact from a voluntary product recall that was recognized during the six months ended June 30, 2026 and the three and six months ended June 30, 2025.

We define Adjusted Net Income as net income excluding (i) share-based compensation, (ii) certain litigation costs, (iii) foreign currency gains and losses, net, (iv) amortization of certain acquired intangible assets, (v) certain items that we do not consider indicative of our ongoing operating performance following the separation, including cost of sales from our Product Procurement Adjustment, (vi) the impact of a voluntary product recall, and (vii) the tax impact of the adjusted items.

Adjusted Net Income Per Share is defined as Adjusted Net Income divided by the diluted weighted average number of ordinary shares.

The following table reconciles Adjusted Net Income and Adjusted Net Income Per Share to the most comparable GAAP measures, net income and net income per share, diluted, respectively, for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except share and per share amounts)	2026	2025	2026	2025
Net income	$129,816	$139,598	$251,278	$257,433
Share-based compensation(1)	47,214	10,928	77,523	22,478
Litigation costs(2)	—	—	—	827
Foreign currency losses (gains), net(3)	6,100	(26,362)	17,389	(39,313)
Amortization of acquired intangible assets(4)	4,897	4,897	9,794	9,794
Product Procurement Adjustment(5)	—	5,279	—	11,820
Product recall(6)	—	3,794	1,122	8,081
Tax impact of adjusting items(7)	(9,779)	(291)	(24,059)	(9,501)
Adjusted Net Income	$178,248	$137,843	$333,047	$261,619
Net income per share, diluted	$0.92	$0.98	$1.77	$1.81
Adjusted Net Income Per Share	$1.26	$0.97	$2.34	$1.84
Diluted weighted-average number of shares used in computing net income per share and Adjusted Net Income Per Share	141,507,017	141,871,399	142,056,803	142,031,280

(1)Represents non-cash expense related to awards issued from the SharkNinja equity incentive plan.

(2)Represents litigation costs incurred and related settlements for certain patent infringement claims, false advertising claims, and any related settlement costs and recoveries, which were recorded in general and administrative expenses.

(3)Represents foreign currency transaction gains and losses recognized from the remeasurement of transactions that were not denominated in the local functional currency, including gains and losses related to foreign currency derivatives not designated as hedging instruments.

(4)Represents amortization of acquired intangible assets that we do not consider normal recurring operating expenses, as the intangible assets relate to JS Global’s acquisition of our business. We exclude amortization charges for these acquisition-related intangible assets for purposes of calculating Adjusted Net Income, although revenue is generated, in part, by these intangible assets, to eliminate the impact of these non-cash charges that are significantly impacted by the timing and valuation of JS Global’s acquisition of our business, as well as the inherent subjective nature of purchase price allocations.

(5)Represents cost of sales incurred related to the Product Procurement Adjustment. As a result of the separation, we purchase 100% of our inventory from one of our subsidiaries, SNHK, and no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased subsequent to the separation is completely eliminated in consolidation. In connection with the separation, we paid JS Global a sourcing service fee to provide value-added sourcing services on a transitional basis under a Sourcing Services Agreement, which ended on July 31, 2025.

(6)Adjusted for net income impact from a voluntary product recall that was recognized during the six months ended June 30, 2026 and the three and six months ended June 30, 2025.

(7)Represents the income tax effects of the adjustments included in the reconciliation of net income to Adjusted Net Income determined using the tax rate of 22.4% for the three and six months ended June 30, 2026 and 23.3% for the three and six months ended June 30, 2025, respectively, which approximates our effective tax rate, excluding certain share-based compensation costs and separation and distribution-related costs that are not tax deductible.

We define EBITDA as net income excluding: (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding (i) share-based compensation cost, (ii) certain litigation costs, (iii) foreign currency gains and losses, net, (iv) certain items that we do not consider indicative of our ongoing operating performance following the separation, including cost of sales from our Product Procurement Adjustment, and (v) the impact of a voluntary product recall. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are appropriate measures because they facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results according to GAAP, we believe provide a more complete understanding of the factors and trends affecting our business than GAAP measures alone.

The following table reconciles EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to the most comparable GAAP measure, net income, for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands, except %)	2026	2025	2026	2025
Net income	$129,816	$139,598	$251,278	$257,433
Interest expense, net	7,890	13,765	14,497	26,394
Provision for income taxes	33,877	41,287	59,997	68,985
Depreciation and amortization	39,992	35,071	78,439	67,017
EBITDA	211,575	229,721	404,211	419,829
Share-based compensation(1)	47,214	10,928	77,523	22,478
Litigation costs(2)	—	—	—	827
Foreign currency losses (gains), net(3)	6,100	(26,362)	17,389	(39,313)
Product Procurement Adjustment(4)	—	5,279	—	11,820
Product recall(5)	—	3,794	1,122	8,081
Adjusted EBITDA	$264,889	$223,360	$500,245	$423,722
Net sales	$1,765,476	$1,444,876	$3,178,282	$2,667,514
Adjusted EBITDA Margin	15.0%	15.5%	15.7%	15.9%

(1)Represents non-cash expense related to awards issued from the SharkNinja equity incentive plan.

(2)Represents litigation costs incurred and related settlements for certain patent infringement claims, false advertising claims, and any related settlement costs and recoveries, which were recorded in general and administrative expenses.

(3)Represents foreign currency transaction gains and losses recognized from the remeasurement of transactions that were not denominated in the local functional currency, including gains and losses related to foreign currency derivatives not designated as hedging instruments.

(4)Represents cost of sales incurred related to the Product Procurement Adjustment. As a result of the separation, we purchase 100% of our inventory from one of our subsidiaries, SNHK, and no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased subsequent to the separation is completely eliminated in consolidation. In connection with the separation, we paid JS Global a sourcing service fee to provide value-added sourcing services on a transitional basis under a Sourcing Services Agreement, which ended on July 31, 2025.

(5)Adjusted for the Adjusted EBITDA impact from a voluntary product recall that was recognized during the six months ended June 30, 2026 and the three and six months ended June 30, 2025.

We define Adjusted Effective Tax Rate as our effective tax rate adjusted to remove the tax impact of (i) share-based compensation and (ii) other non‑GAAP adjustments.

	Three Months Ended June 30,		Six Months Ended June 30,
(in percentages)	2026	2025	2026	2025
Effective tax rate	20.7%	22.8%	19.3%	21.1%
Impact of share-based compensation(1)	(1.4)	0.4	0.9	2.1
Tax impact of other non‑GAAP adjustments(2)	0.4	—	—	(0.1)
Adjusted Effective Tax Rate	19.7%	23.2%	20.2%	23.1%

(1)Represents the income-tax effect of share-based compensation, including nondeductible amounts and discrete tax benefits.

(2)Represents the aggregate income-tax effects of the other non-GAAP adjustments on the effective tax rate.

We refer to growth rates in net sales on a constant currency basis so that results can be viewed without the impact of fluctuations in foreign currency exchange rates. These amounts are calculated by translating current year results at prior year average exchange rates. We believe elimination of the foreign currency translation impact provides useful information in understanding and evaluating trends in our operating results.